UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

DOCUMENT SECURITY SYSTEMS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

New York	16-1229730
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

28 Main Street East, Suite 1525
Rochester, New York 14614
(585) 325-3610
(Address and telephone number of principal executive offices)

Patrick White
Chief Executive Officer
Document Security Systems, Inc.
28 Main Street East, Suite 1525
Rochester, New York 14614
(585) 325-3610
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be	Registered	Offering Price	Aggregate	Registration
Registered	(1)	(2)	Offering Price $	Fee (2) $

Common Stock,	30,000	$7.25	217,500	25.60
$0.02 par value

Common Stock,	30,000	$5.58	167,400	19.70
$0.02 par value

Common Stock,	3,000	$7.75	23,250	2.74
$0.02 par value

Common Stock,	72,500	$7.14	517,650	60.93
$0.02 par value

Common Stock,	5,000	$2.20	11,000	1.29
$0.02 par value

Common Stock,	8,750	$4.35	38,062	4.48
$0.02 par value

Common Stock,	10,000	$6.00	60,000	7.06
$0.02 par value

Common Stock,	77,000	$8.38	645,260	75.95
$0.02 par value

Common Stock,	63,750	$8.56	545,700	64.23
$0.02 par value

Totals	300,000		$2,225,822	$261.98

(1) The number of shares of common stock, par value $.02 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted or upon the exercise of options or issuance of stock awards which may hereafter be granted under the 2004 Employee Stock Option Plan of Document Security Systems, Inc. (the “Employee Plan”). In addition, the number of shares of common stock, par value $.02 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted or upon the exercise of options or issuance of stock awards which may hereafter be granted under the 2004 Non-Executive Director Stock Option Plan of Document Security Systems, Inc. (the “Director Plan”). The Director Plan and the Employee Plan are sometimes referred to together as the “Plans”. The maximum number of shares which may be sold upon the exercise of such options or issuance of stock awards granted under the Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares of Common Stock which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h)under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options and stock awards have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low prices per share of the Common Stock on the American Stock Exchange on September 15, 2005.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Registrant’s Employee Stock Option Plan and Non-Executive Stock Option Plan (together, the “Plans”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

     (a) The Registrant's latest annual report for the fiscal year ended December 31, 2004 filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on Form 10-KSB.

     (b) The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on May 12, 1986.

     (c) Our form 8-A as filed on April 19, 2004.

     (d) Our reports on Form 10-QSB for the fiscal quarters ended March 31, 2005 and June 30, 2005.

     (e) Our Current Reports on Form 8-K as filed on January 25, 2005 and March 2, 2005.

     (f) All other reports and documents filed by the Registrant after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above.

     All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Goldstein & DiGioia LLP. Goldstein & DiGioia LLP owns no shares of Common Stock or other securities of the Registrant.

4

Item 6. Indemnification of Directors and Officers.

     The New York Business Corporation Law contains provisions permitting and, in some situations, requiring New York corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

     In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The New York Business Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

     As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

     The Exhibits listed below designated by an (*) have been previously filed and are incorporated by reference to the filings by Document Security Systems, Inc. under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as indicated. Certain portions of exhibits marked with the symbol (§) have been redacted and a request for confidential treatment has been filed with the Securities and Exchange Commission. Such portions were omitted and filed separately with the Securities and Exchange Commission. All other exhibits are filed herewith.

3.1*	Articles of Organization, as amended (incorporated by reference to exhibit 3.1 to the Company's Registration Statements No. 2-98684-NY on Form S-18).

3.1.1*	Copy of the Amendment dated October 17, 2003 to Registrant's Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1(ii) to the Registrant's Registration Statement on Form 8A filed on April 19, 2004.

3.2*	By-laws, as amended (incorporation by reference to exhibit 3.2 to the Company's Registration Statement No. 2-98684-NY on Form S-18).

(5)	Opinion of Goldstein & DiGioia LLP as to the legality of shares being registered.

(23.1)	Consent of Goldstein & DiGioia LLP (included in opinion of counsel filed as Exhibit 5).

(23.2)	Consent of Consent of Freed Maxick & Battaglia, CPAs, PC

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

10.27*	Form of 2004 Employee Stock Option Plan (filed as Appendix D to Proxy Statement for the Meeting of Shareholders held on December 17, 2004)

10.28*	Form of Non Executive Director Stock Option Plan (filed as Appendix E to Proxy Statement for the Meeting of Shareholders held on December 17, 2004)

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

     (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or FormF-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[signature page appears next]

6

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rochester, New York, on September 19, 2005.

DOCUMENT SECURITY SYSTEMS, INCORPORATED
By:	/s/ Patrick White
Patrick White
Chief Executive Officer and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Patrick White his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Patrick White Patrick White	Chairman, Chief Executive Officer and Director	September 19, 2005

/s/ Thomas Wicker Thomas Wicker	Vice President and Director	September 19, 2005

/s/ Alan Harrison Alan Harrison	Director	September 19, 2005

/s/ Timothy Ashman Timothy Ashman	Director	September 19, 2005

_____________________ Robert B. Fagenson	Director

_____________________ Ira A. Greenstein	Director

/s/ Philip Jones	Controller, Principal	September 19, 2005
Philip Jones	Accounting Officer